Exhibit 99.1

CEVA , Inc. offers MIPS $90 million for its operating business

MOUNTAIN VIEW, Calif., – December 11, 2012 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile, portable and consumer electronic markets, announced today that it submitted a further proposal to the Board of Directors of MIPS Technologies, Inc. to acquire the operating business of MIPS for $90 million plus the payment on MIPS’ behalf of the termination fee to Imagination Technologies Group plc pursuant to MIPS’ existing merger agreement, as amended, with Imagination.

About CEVA, Inc.

CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia (computer vision, image enhancements and HD audio), voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2011, CEVA’s IP was shipped in over 1 billion devices and powers handsets from every top handset OEM, including Nokia, Samsung, HTC, LG, Motorola, Sony, Huawei and ZTE. Today, more than 40% of handsets shipped worldwide are powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. Director of Marketing & Investor Relations +1.650.417.7976 richard.kingston@ceva-dsp.com